Exhibit 99.1

                  OMI Corporation Announces Quarterly Dividend

     Business Editors/Energy Editors

     STAMFORD, Conn.--(BUSINESS WIRE)--June 6, 2006--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has declared a dividend on its common stock of $.10 per share, payable on July 5, 2006 to holders of record on June 21, 2006.
     OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 48 vessels, consisting of 13 Suezmaxes and 35 product carriers aggregating approximately 3.6 million deadweight tons.


    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773